Exhibit 99.1

Media Contact:	Amy Rose (908) 423-6537	Investor Contact:	Graeme Bell (908) 423-5185
Merck Unveils Plan to Reclaim Leadership Position
•	Company to Focus R&D Efforts in Nine Priority Disease Areas

•	Five Products in or on Track for Phase III Testing by First Quarter 2006

•	Changes in Marketing and Sales Expected to Drive Greater Efficiency and Effectiveness

•	Additional $1 Billion in Savings Expected Through 2010 From Business Process Redesign, Bringing Total Expected Savings Through 2010 to $4.5 to $5 Billion

•	Merck Reaffirms 2005 and 2006 Earnings Guidance

•	Top-Line Growth and Double-Digit Compound Annual Operating Earnings Growth Expected Over the Next Three to Five Years
WHITEHOUSE STATION, N.J. — Dec. 15, 2005 — Merck & Co., Inc. (NYSE: MRK) has begun implementing Company-wide actions to change every aspect of its business and, as a result, reclaim its leadership position in the pharmaceutical industry, Merck Chief Executive Officer and President Richard T. Clark will tell investors and analysts today at the Merck Strategy Meeting.
     Since becoming CEO of Merck in May, Mr. Clark has been working with his management team to fully examine and understand the rapidly changing environment in which Merck operates, the Company’s core competencies and what it will take to restore Merck as the leader in the discovery, development and commercialization of innovative medicines and vaccines.
     “Merck will remain a research-driven pharmaceutical company, but we need to change our approach to virtually every aspect of our business, and we must act with a sense of urgency,” Mr. Clark said prior to the meeting. “The global restructuring program we announced last month, which is designed to reduce our cost base substantially, is an important first step. Today we will outline our actions to improve our R&D productivity by focusing on a carefully chosen set of therapeutic areas oriented around both customer needs and scientific opportunities. Through this approach, we expect to accelerate the development of innovative and differentiated products to further augment our pipeline.
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     “We are also implementing a new commercial model that will deliver greater value to customers, and will place greater emphasis on technology and on alternate channels to enable Merck to sell products more efficiently and effectively and to ensure that patients who need Merck products get them. We expect this new model to result in our lowering spending per brand in the United States by 15-20 percent by 2010, while maximizing sales performance.”
     Mr. Clark added: “The plan we are announcing today is part of an ongoing effort to continually improve our execution and deliver sustained revenue and earnings growth over the longer-term. While we implement these fundamental changes to our business model, our current roster of innovative products, anticipated new product introductions and cost-savings initiatives will position us to deliver top-line growth and double-digit earnings growth, excluding charges, over the next three to five years. Beyond 2010, we expect to deliver sustained revenue and earnings growth fueled by a strong pipeline.”
     Double-digit earnings growth will be determined by a compound growth rate using 2005 as the base year. The Company expects bottom line earnings growth to begin in 2007 and strengthen by the end of the period, so that on a compound annual basis, earnings per share growth reaches double digits, excluding restructuring costs, net tax charges, any one-time gains associated with the AstraZeneca partnership and the establishment of any reserves for any potential liability relating to the VIOXX litigation.
Focusing R&D Resources on Selected Therapeutic Areas
     Merck’s new R&D model is designed to increase productivity and improve the probability of success by prioritizing the Company’s R&D resources on nine priority disease areas — Alzheimer’s disease, atherosclerosis, cardiovascular disease, diabetes, novel vaccines, obesity, oncology, pain and sleep disorders. These therapeutic areas were carefully chosen based on a set of criteria including unmet medical needs, scientific opportunity and commercial opportunity. Within these therapeutic areas, Merck will commit resources to achieve research breadth and depth and to develop best-in-class targeted and differentiated products that are valued highly by patients, payers and physicians.
     Merck also will make focused investments to pursue specific mechanisms in the following selected disease areas: antibiotics, antifungals, antivirals (hepatitis C virus, human immunodeficiency virus), asthma, chronic obstructive pulmonary disease, neurodegeneration, ophthalmology, osteoporosis, schizophrenia and stroke. In addition, the Company will capitalize
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     on selected opportunities outside these areas by continuing to commercialize attractive clinical development candidates in the pipeline and by pursuing appropriate external licensing opportunities.
     According to Peter S. Kim, Ph.D., president of Merck Research Laboratories (MRL), “Merck has already delivered an almost four-fold increase in research productivity in its early-stage pipeline since 2001. By further focusing our resources on selected therapeutic areas, we expect to continue that success and also accelerate drug development through the later stages of our pipeline.”
     To create the most effective model for the development of a late-stage pipeline, MRL will design and implement more efficient, global, consistent clinical development operational processes with the goal of reducing product development cycle times. Efficiencies generated in late-stage cycle times are expected to reduce the development process by as much as nine months by 2007. Reductions in early development cycle times, in some cases from 3.5 years to 2 years, have already been achieved for critical products moving through the pipeline.
Demonstrating Progress in the Pipeline
     Merck’s late-stage pipeline is showing strong progress with three New Drug Application (NDA) submissions to the Food and Drug Administration (FDA) in 2005, three FDA filings anticipated in 2006, and an expected five programs in Phase III by the first quarter 2006.
     The three FDA submissions in 2005 include GARDASIL, a breakthrough vaccine that promises to help millions of women prevent cervical cancer, the second leading cause of cancer in women worldwide; ZOSTAVAX, a vaccine to reduce the incidence of and pain associated with shingles, for which 85 million adults in the U.S. are at risk; and ROTATEQ, a pediatric vaccine to prevent gastroenteritis and complications of severe diarrhea and dehydration, which lead to 500,000 deaths worldwide each year.
     In 2006, Merck anticipates three additional FDA filings: JANUVIA (the proposed trademark for the compound known as MK-431), a novel mechanism for the treatment of Type 2 diabetes; vorinostat (the generic name for the suberoylanilide hydroxamic acid (SAHA) compound), a histone deacetylase inhibitor for cancer; and MK-517, a new intravenous medicine to treat chemotherapy-induced nausea and vomiting.
     Merck has, or is on track to have by the first quarter 2006, promising drugs in Phase III development for diabetes, insomnia, high cholesterol, heart disease, and HIV/AIDS. The Phase III candidates include:
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•	Gaboxadol, a unique mechanism from Merck’s alliance with H. Lundbeck A/S with the potential to provide benefits beyond existing therapies with respect to sleep quality and next-day effects. Merck anticipates filing an NDA with the FDA in the first quarter of 2007.

•	MK-524A and MK-524B, two compounds being announced for the first time today that hold significant promise in further addressing the critical need for lipid/cholesterol management and the prevention of coronary heart disease (CHD). MK-524A is a novel approach to raising HDL-C and lowering triglycerides. MK-524B combines MK-524A with the proven benefits of simvastatin to potentially reduce CHD risk beyond what statins provide alone. Merck expects to file NDAs with the FDA for both compounds in 2007.

•	Another newly announced compound, MK-518, is expected to be the first in a new class of antiretrovirals that is effective in inhibiting integrase, an enzyme necessary for the survival of the virus. Merck expects to file an NDA with the FDA in 2007.

•	MK-431A, which combines MK-431 (the active component of JANUVIA) and metformin, the most commonly used therapy for Type II diabetes. The anticipated NDA filing for this compound is 2007.
Creating a New Sales and Marketing Model
     To improve its commercial selling model, Merck will continue to streamline and restructure its marketing and sales operations worldwide to improve their effectiveness and generate greater efficiencies. The Company already has reduced the number of sales representatives promoting the same product by 50 percent versus historical levels. In addition, Merck will place more emphasis on active engagement with key opinion leaders to accelerate the development and diffusion of scientific information and devote additional resources to utilizing technology and demonstrating product value to physicians, as well as payers and consumers who have increasing influence on prescription decisions. In the U.S., this approach has already resulted in considerable productivity improvements in pilot programs and is expected to lower the Company’s spending per brand by 15-20 percent by 2010, while maximizing sales performance.
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     To provide additional support to its upcoming vaccine launches, Merck is redeploying 1,500 sales representatives who currently promote its major in-line products to support the launch of new vaccines.
Generating Compound Annual Double-Digit EPS Growth, Excluding Charges and One-Time Items, Through 2010
     Judy C. Lewent, executive vice president and chief financial officer, today is reaffirming the Company’s full-year 2005 EPS guidance. Merck anticipates full-year EPS of $2.47 to $2.51, excluding the impact of net tax charges and the restructuring charges related to previously announced headcount reductions and site closures. Merck anticipates reported full-year 2005 EPS of $2.04 to $2.10.
     Ms. Lewent also is reaffirming the Company’s anticipated 2006 EPS of $2.28 to $2.36, including the approximately $0.07 impact of stock option expensing but excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported 2006 EPS of $1.98 to $2.12.
     Details on both the 2005 and 2006 guidance can be found on pages 8-9 and 10-11 of this release.
     Commenting on the Company’s longer-term financial prospects, Ms. Lewent stated, “Merck’s new and in-line pharmaceutical products and vaccines are expected to drive revenues at a compound annual growth rate of 4-6% from 2005 through 2010, including 50% of the revenues from the joint ventures (Merck/Schering-Plough Pharmaceuticals, Merial Limited, Sanofi-Aventis/MSD and J&J/Merck) from which Merck derives equity income. We also expect that we can fully support our expanding pipeline with low- to mid-single digit compound annual growth in research funding over the same period and hold marketing and administration expenses flat from 2006 through 2010, excluding stock option expenses and restructuring costs.”
     Ms. Lewent continued: “Our aggressive cost management will enable Merck to fully fund product launches and enable us to deliver anticipated compound annual double-digit EPS growth through 2010 relative to our 2005 base, excluding restructuring costs, net tax charges and any one-time gains associated with the AstraZeneca partnership. In addition, we will aggressively manage inventory, continue initiatives for efficient capital spending, and realize procurement savings in order to maximize cash flow. These actions support the Company’s commitment to maintaining its dividend at current levels and will also provide opportunities for share repurchases.”

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     Regarding the near term, Ms. Lewent said, “The Company anticipates returning to bottom line EPS growth, excluding restructuring charges, in 2007. All of the Company’s guidance excludes the establishment of any reserves for any potential liability relating to the VIOXX litigation.”
VIOXX and ARCOXIA Update
     As previously disclosed, individual and putative class action suits have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in separate proceedings in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), New Jersey state court, California state court, Texas state court and Philadelphia, Pennsylvania. As of Nov. 30, 2005, the Company has been served or is aware that it has been named as a defendant in approximately 9,200 lawsuits, which include approximately 18,250 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 188 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 4,050 representing approximately 11,425 plaintiff groups are or are slated to be in the federal MDL and approximately 4,000 representing approximately 4,000 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court before Judge Carol E. Higbee. In addition, as of Nov. 30, 2005, approximately 3,700 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations.
     As previously announced, the trial in Plunkett v. Merck, a federal trial in Houston, Texas, was recently declared a mistrial as the jury was unable to reach a verdict. The Company is prepared to retry the case if necessary.
     The MEDAL program for ARCOXIA was designed to precisely compare the cardiovascular safety of ARCOXIA to the most widely prescribed traditional NSAID in the world, diclofenac. Results from the MEDAL program, which will include data in more than 34,000 arthritis patients with approximately one-third of patients on treatment for more than two years, are expected in 2006. The data safety monitoring board (DSMB) monitoring the program recently met and voted to continue the program without interruption. The DSMB also recommended that cases of congestive heart failure requiring hospitalization be evaluated by the adjudication committee. Merck remains blinded to the clinical data from this trial.

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About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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Merck Financial Guidance for 2005
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2005 are as follows:

WORLDWIDE
PRODUCT	2005 SALES
ZOCOR (Cholesterol modifying)	$4.2 to $4.5 billion
FOSAMAX (Osteoporosis)	$3.1 to $3.4 billion
COZAAR/HYZAAR (Hypertension)	$2.9 to $3.2 billion
SINGULAIR (Respiratory)	$2.9 to $3.2 billion
Other reported products*	$5.9 to $6.2 billion

*	Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2005, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.

•	The income contribution related to the Merck and Schering-Plough collaboration is expected to be positive in 2005. Equity Income from Affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck’s other joint venture relationships. Equity Income from Affiliates is expected to be approximately $1.5 to $1.7 billion for 2005.

•	Merck continues to expect that manufacturing productivity will offset inflation on product costs.

•	Product gross margin percentage is estimated to be approximately 77 to 78% for the full-year 2005. This guidance excludes the portion of the restructuring costs (detailed below) that will be included in product costs and will affect reported PGM in 2005.

•	Research and Development expense (which excludes joint ventures) is estimated to decline at a low-to-mid single-digit percentage rate versus the full-year 2004 level. The full-year 2004 level referred to includes acquired R&D expenses in that year.
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•	Marketing and Administrative expense is anticipated to increase at a mid single-digit percentage growth rate over the full-year 2004 level. The full-year 2004 level excludes the costs related to the withdrawal of VIOXX and the charge taken in the fourth quarter related solely to future legal defense costs of VIOXX litigation. The full-year 2004 and full-year 2005 exclude the costs associated with position eliminations in 2004 and 2005 as well as other restructuring costs pursuant to the Company’s streamlining of its business processes.

•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2005. The aggregate 2005 pretax expense related to these activities is estimated to be $350 million to $400 million.

•	The consolidated 2005 tax rate is estimated to be approximately 27.5 to 28.5% (excluding the net tax charges). This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.

•	Merck plans to continue its stock buyback program in 2005. As of Nov. 30, $7.6 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2005 EPS of $2.47 to $2.51, excluding the impact of net tax charges and the impact of the restructuring charges related to headcount reductions and site closures. Merck anticipates reported full-year 2005 EPS of $2.04 to $2.10.
     This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.
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Merck Financial Guidance for 2006
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2006 are as follows:

WORLDWIDE
PRODUCT	2006 SALES
ZOCOR (Cholesterol modifying)	$2.3 to $2.6 billion
FOSAMAX (Osteoporosis)	$2.8 to $3.1 billion
COZAAR/HYZAAR (Hypertension)	$2.9 to $3.2 billion
SINGULAIR (Respiratory)	$3.3 to $3.6 billion
Other reported products*	$6.3 to $6.6 billion

*	Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2006, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.
•	The income contribution related to the Merck and Schering-Plough collaboration is expected to be positive in 2006. Equity Income from Affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck’s other joint venture relationships. Equity Income from Affiliates is expected to be approximately $2.0 to $2.3 billion for 2006.
•	Product gross margin percentage is estimated to be approximately 75 to 77% for the full-year 2006. This guidance excludes the portion of the restructuring costs (detailed below) that will be included in product costs and will affect reported PGM in 2006.
•	Research and Development expense (which excludes joint ventures) is estimated to continue at the same level as the full-year 2005 expense. Research and Development expense in 2006 does not include the impact of stock option expense (detailed below).
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•	Marketing and Administrative expense is anticipated to increase at a low single-digit percentage growth rate over the full-year 2005 level. The full-year 2005 and 2006 levels exclude the costs associated with position eliminations in 2005 as well as other restructuring costs pursuant to the Company’s streamlining of its business processes. The 2006 amount also does not include the impact of stock option expense.
•	The impact of stock option expense is expected to be approximately $220 million, or approximately $0.07 per share.
•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2006. The aggregate 2006 pretax expense related to these activities is estimated to be $800 million to $1.0 billion.
•	The consolidated 2006 tax rate is estimated to be approximately 24 to 26%. This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.
•	Merck plans to continue its stock buyback program in 2006. As of Nov. 30, $7.6 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2006 EPS of $2.28 to $2.36, including the estimated $0.07 impact related to stock option expense, but excluding the impact of the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS of $1.98 to $2.12.
     This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.
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